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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTION 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number  000-23515

                     SPORTMART, INC. INCENTIVE SAVINGS PLAN
             (Exact name of registrant as specified in its charter)

                1000 Broadway, Denver, CO 80203  (303) 861-1122
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Plan Interests
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(i)      [x]
     Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12G4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                       Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
   0
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  Pursuant to the requirements of the Securities Exchange Act of 1934,
Sportmart, Inc. Incentive Savings Plan has caused this certification/notice to be signed on July 23, 1999 on its behalf by the undersigned duly authorized person.




                                         By:  /s/ NESA HASSANEIN
                                              ------------------
                                              Nesa Hassanein
                                              Vice President and
                                              General Counsel/Secretary